COMPANY CONTACT: Jeff Magids Director of Finance & Investor Relations (281) 874-2700, (888) 991-SBOW	FOR IMMEDIATE RELEASE

SilverBow Resources Announces Second Quarter 2020 Results
Houston, TX - August 4, 2020 - SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or the “Company”) today announced operating and financial results for the second quarter of 2020. Highlights include:
•Net production averaged approximately 142 million cubic feet of natural gas equivalent per day (“MMcfe/d”), above the high end of guidance
•Returned approximately 50 MMcfe/d of previously curtailed net production to sales in June; approximately 50 MMcfe/d of net production remains shut-in
•Closed divestiture of non-core Wyoming assets for approximately $5 million of total proceeds
•Reported a net loss of $306 million primarily due to a $260 million non-cash impairment write-down on a pre-tax basis, Adjusted EBITDA of $26 million and free cash flow ("FCF") of $14 million1. Adjusted EBITDA and FCF are non-GAAP measures defined and reconciled in the tables included with today's news release
•Anticipate $40-$50 million of FCF (a non-GAAP measure) for full year 2020, inclusive of a gas development program planned for the fourth quarter
•$20 million reduction in revolver borrowings compared to prior quarter; leverage ratio2 of 2.4x and liquidity of $67 million at quarter-end
•Active hedging program to combat price volatility; primed for gas development in late 2020
MANAGEMENT COMMENTS
Sean Woolverton, SilverBow’s Chief Executive Officer, commented, "Over the course of the second quarter, the SilverBow team was focused on production management, cost reduction initiatives and optimizing multiple playbooks for various commodity price scenarios. The second quarter will mark the low point in our production profile for 2020. Looking forward to the remainder of the year, we will be returning the remainder of our curtailed volumes to sales and are currently in the process of bringing online our inventory of drilled but uncompleted wells ("DUCs") in the third quarter. Our plan is to restart our drilling program during the fourth quarter of 2020, targeting the development of our high rate of return gas projects. Over the next 18 months, our goal remains to maximize our free cash flow generation and protect our balance sheet. We are on track to achieve our stated objective of $40-$50 million of free cash flow for full year 2020, inclusive of the additional gas development expenditures we have allocated to our capital budget. The planned increase in capital expenditures in the fourth quarter of 2020 bolsters our preliminary 2021 free cash flow target of $20-$40 million at current strip prices, with potential tailwinds from higher gas prices this winter and through next year. Our visibility into cash flows over the near-term is supported by our hedged position on oil, which covers a substantial portion of our forecasted oil production through year-end 2021, as well as our gas hedging strategy, which has utilized a heavier weighting of two-way collars next year and intentionally preserves meaningful upside exposure to any improvement in 2021 gas strip from current levels. Additionally, at the midpoint of our production guidance, we would reach quarterly highs on our oil production combined with rising gas production rates as we exit the year. Moving into 2021, we have the flexibility to allocate capital across a well-balanced portfolio of gas and liquids development locations."
Mr. Woolverton commented further, "I want to thank our employees, contractors and vendors who continue to find innovative solutions to drive value amidst ongoing disruptions to our daily lives. As I have stated before, our employees are our greatest asset. We have an established track record of executing on our goals, and continue to deploy a winning strategy that is returns-focused and risk-mitigated. As the economy starts to find equal footing, we expect natural gas prices to increase. Our business strategy remains the same. Specifically, we focus on owning high-quality assets with proximity to premium markets, maintaining a balanced commodity mix, and driving shareholder returns through our strong margins and low-cost structure. Proactive balance sheet management and operational agility will remain critical in managing the near term. We believe that our success in identifying attractive acquisition and divestiture opportunities and locking in returns through our active hedging program will continue to differentiate SilverBow from its peers. We are well positioned to capitalize on an expanding merger and acquisition landscape over the next several years, creating a favorable risk-reward for stakeholders with the ultimate goal of sustainable growth in shareholder returns.”
OPERATIONS HIGHLIGHTS
During the second quarter of 2020, SilverBow had essentially no drilling and completion ("D&C") activity as a result of releasing its super spec rig at the beginning of April. In addition to temporarily suspending its D&C program, the Company curtailed an average of 57 million cubic feet per day ("MMcf/d") of net natural gas and 1,930 barrels per day ("Bbls/d") of net oil production during the quarter. SilverBow commenced voluntary well shut-ins in March, and increased the amount of shut-in production in April. Working with our midstream partners, approximately 2,750 Bbls/d of curtailed net oil production was returned to sales ahead of schedule in June, driving oil and natural gas liquids ("NGL") volumes above the second quarter guidance range. As the year unfolds, the Company will continue assessing optimal production timing in response to the evolving commodity price environment.
The wells that have been returned to production to-date have not experienced degradation and have exhibited higher production rates compared to pre-shut-in levels. The Company is analyzing the performance of these wells in real-time to optimize choke management strategy and maximize production profiles and estimated ultimate recoveries.
On the expense management front, SilverBow is actively engaging in further cost savings initiatives, primarily related to chemicals, rentals and other ancillary services. The Company values its strong vendor relationships and is working together with them to ensure mutual success. As it pertains to SilverBow's recent acquisition, the Company has already identified a number of cost saving measures primarily through the use of existing infrastructure. SilverBow continues to analyze the subsurface characteristics of the new acreage to plan for future capital investment.
Consistent with the Company's strategy to align production start dates with higher prices, SilverBow intends to bring eight wells in the McMullen Oil area online over the second half of 2020. The Company secured favorable service pricing for the five wells it intends to complete in the third quarter, driving down capital costs by approximately 30% compared to initial estimates. SilverBow's procurement initiatives are laying the groundwork for the resumption of the Company's drilling program in the fourth quarter.
PRODUCTION VOLUMES, OPERATING COSTS AND REALIZED PRICES
SilverBow's total net production for the second quarter averaged approximately 142 MMcfe/d. Production mix for the second quarter consisted of approximately 82% natural gas, 10% oil and 8% NGL. Natural gas comprised 73% of total oil and gas sales for the second quarter, compared to 59% in the first quarter of 2020.
Lease operating expenses ("LOE") were $0.39 per Mcfe for the second quarter. After deducting $1.2 million of non-cash compensation expense, cash general and administrative costs were $5.0 million for the second quarter, with a per unit cash cost of $0.39 per Mcfe. Transportation and processing expenses ("T&P") came in at $0.35 per Mcfe and production and ad valorem taxes were 8.2% of oil and gas revenue for the second quarter. Total production expenses, which include LOE, T&P and production taxes, were $0.90 per Mcfe for the quarter. The Company's all-in cash operating expenses for the quarter, which includes cash general and administrative costs, were $1.29 per Mcfe.
SilverBow continues to benefit from strong basis pricing in the Eagle Ford, while recent conditions have impacted historical oil averages. Crude oil and natural gas realizations in the second quarter were 86% of West Texas Intermediate ("WTI") and 99%

of Henry Hub, respectively, excluding hedging. The Company’s average realized natural gas price, excluding the effect of hedging, was $1.70 per thousand cubic feet of natural gas ("Mcf") compared to $2.66 per Mcf in the second quarter of 2019. The average realized crude oil selling price, excluding the effect of hedging, was $23.82 per barrel compared to $61.60 per barrel in the second quarter of 2019. The average realized NGL selling price in the quarter was $9.49 per barrel (34% of WTI benchmark) compared to $14.53 per barrel (24% of WTI benchmark) in the second quarter of 2019.
FINANCIAL RESULTS
SilverBow reported total oil and gas sales of $24.8 million for the second quarter. On a GAAP basis, the Company reported a net loss of $306.0 million for the second quarter. Due to the effects of pricing and timing of projects, SilverBow reported a non-cash impairment write-down, on a pre-tax basis, of $260.3 million on the Company's oil and natural gas properties in the second quarter. Additionally, included in the second quarter’s net loss is an unrealized loss on the value of the SilverBow's derivative contracts of $26.5 million and a $22.4 million net tax provision.
For the second quarter, SilverBow generated Adjusted EBITDA (a non-GAAP measure) of $26.0 million and FCF (a non-GAAP measure) of $14.0 million.
At quarter-end, the Company's net debt was $463.4 million, calculated as total long-term debt of $470.0 million less $6.6 million of cash, a $14.3 million reduction compared to year-end 2019.
Capital expenditures during the second quarter, excluding acquisition and divestiture activity, totaled $4.8 million on an accrual basis.
2020 GUIDANCE AND OUTLOOK
Third Quarter:
The third quarter marks the return to sales of the majority of the previously curtailed volumes and the completion of five DUCs. For the third quarter, SilverBow is guiding for estimated production of 173-180 MMcfe/d, with natural gas volumes expected to comprise 125-130 MMcf/d, although additional curtailments necessitated by storage constraints, commodity prices or other impacts from the COVID-19 pandemic could result in lower third quarter production. Regardless of commodity prices, the Company carefully considers the production economics and the net benefit to its borrowing base and its financials before committing to future capital investment.

Full Year:
For the full year 2020, SilverBow increased the midpoint of its 2020 capital budget by $12.5 million, with a revised range of $95-$105 million. The Company plans to add a rig in the fourth quarter and commence a nine-well gas development program in Webb County. For the full year, SilverBow is guiding to a production range of 176-184 MMcfe/d with natural gas volumes expected to comprise 135-140 MMcf/d. Additional curtailments necessitated by storage constraints, commodity prices or other impacts from the COVID-19 pandemic could result in lower full year production and adversely affect the Company's ability to achieve FCF and other guidance. SilverBow is reaffirming its FCF target of $40-$50 million for the full year, inclusive of the additional D&C activity planned for the fourth quarter. This gas development project in late 2020 accelerates the Company's ability to generate approximately $20-$40 million of free cash flow3 in 2021 while maintaining upside to higher gas prices by utilizing more two-way collars in its hedge strategy.
Additional detail concerning SilverBow's third quarter and full year 2020 guidance can be found in the table included with today’s news release and the Corporate Presentation uploaded to the Investor Relations section of the Company’s website.
HEDGING UPDATE
Hedging continues to be an important element of SilverBow's strategy to protect cash flow. The Company's active hedging program provides greater predictability of cash flows and preserves exposure to higher commodity prices. In conjunction with unwinding oil derivative contracts in 2020 and 2021, SilverBow is amortizing the $38 million of cash inflow it received in discreet amounts for each month over the same time period. The amortized hedge gains will factor into the Company's calculation of Adjusted EBITDA for covenant compliance purposes through the end of 2021.
As of July 31, 2020, the Company had 67% of total estimated production volumes hedged for the remainder of 2020, using the midpoint of production guidance. For the remainder of 2020, SilverBow has 87 MMcf/d hedged at an average price of $2.60 per million British thermal units ("MMBtu") and 4,811 Bbls/d of oil hedged at an average price of $45.34 per barrel. For 2021, the Company has 67 MMcf/d hedged at an average price of $2.34 per MMBtu and 3,364 Bbls/d of oil hedged at an average price of $45.19 per barrel. Notably, SilverBow's hedges are a combination of swaps and collars with the weighted average price factoring in the floor. As of July 31, 2020, the Company's mark-to-market value of its hedge portfolio was $11.8 million.
Please see SilverBow's Form 10-Q filing for the second quarter of 2020, which the Company expects to file on Wednesday, August 5, 2020, for a detailed summary of its derivative contracts.

CAPITAL STRUCTURE AND LIQUIDITY
As of June 30, 2020, SilverBow's liquidity position was $66.6 million, consisting of $6.6 million of cash and $60.0 million of availability under the Company’s credit facility. SilverBow’s net debt was $463.4 million, calculated as total long-term debt of $470.0 million less $6.6 million of cash, a 3% decrease from December 31, 2019. As of July 31, 2020, SilverBow had 11.9 million total common shares outstanding.
CONFERENCE CALL AND UPDATED INVESTOR PRESENTATION
SilverBow will host a conference call for investors on Wednesday, August 5, 2020, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Investors and participants can register for the call in advance by visiting http://www.directeventreg.com/registration/event/7269448. After registering, instructions and dial-in information will be provided on how to join the call.
A simultaneous webcast of the call may be accessed over the internet by visiting SilverBow's website at www.sbow.com, clicking on “Investor Relations” and “Events and Presentations” and then clicking on the “Second Quarter 2020 Earnings Conference Call” link. The webcast will be archived for replay on the Company's website for 14 days. Additionally, an updated Corporate Presentation will be uploaded to the Investor Relations section of SilverBow's website before the conference call.
ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford Shale in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested. For more information, please visit www.sbow.com.
FORWARD-LOOKING STATEMENTS
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management's expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from the results discussed in the forward-looking statements, including among other things: the severity and duration of world health events, including the COVID-19 pandemic, related economic repercussions and the resulting severe disruption in the oil and gas industry and negative impact on demand for oil and gas, which is negatively impacting our business; the current significant surplus in the supply of crude oil and actions by the members of the Organization of the Petroleum Exporting Countries (“OPEC”) and Russia (together with OPEC and other allied producing countries, “OPEC+”) with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; shut-in or curtailment of production due to decreases in available storage capacity or other factors; oil and natural gas price levels and volatility; our ability to satisfy our short- or long-term liquidity needs; our ability to execute our business strategy, including the success of our drilling and development efforts; timing, cost and amount of future production of oil and natural gas; expectations regarding future free cash flow; and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission ("SEC"), including its Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed thereafter. All statements, other than historical facts included in this press release, regarding our strategy, future operations, financial position, future cash flows, estimated production levels, expected oil and natural gas pricing, estimated oil and natural gas reserves or the present value thereof, reserve increases, capital expenditures, budget, projected costs, prospects, plans and objectives of management are forward-looking statements.
All forward-looking statements speak only as of the date of this news release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. The risk factors and other factors noted herein and in the Company's SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.
All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the results of any revisions to any such statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all such factors.

(Footnotes)
1 Free cash flow ("FCF") is a non-GAAP financial measure. Definitions of non-GAAP financial measures and reconciliations of non-GAAP financial measures to the closest GAAP-based financial measures appear at the end of this release.

2 Leverage ratio is defined as total long-term debt, before unamortized discounts, divided by Adjusted EBITDA for Leverage Ratio (a non-GAAP measure defined and reconciled in the tables included with today’s news release) for the trailing twelve-month period.
3 A forward-looking estimate of net income (loss) is not provided with the forward-looking estimate of FCF (a non-GAAP measure) because the items necessary to estimate net income (loss) are not accessible or estimable at this time.
(Financial Highlights to Follow)

Condensed Consolidated Balance Sheets (Unaudited)
SilverBow Resources, Inc. and Subsidiaries (in thousands, except share amounts)

	June 30, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$6,610	$1,358
Accounts receivable, net	23,572	36,996
Fair value of commodity derivatives	20,822	12,833
Other current assets	3,028	2,121
Total Current Assets	54,032	53,308
Property and Equipment:
Property and equipment, full cost method, including $30,043 and $41,201, respectively, of unproved property costs not being amortized at the end of each period	1,303,551	1,247,717
Less – Accumulated depreciation, depletion, amortization & impairment	(773,836)	(380,728)
Property and Equipment, Net	529,715	866,989
Right of Use Assets	7,586	9,374
Fair Value of Long-Term Commodity Derivatives	4,679	3,854
Deferred Tax Asset	—	22,669
Other Long-Term Assets	2,022	3,622
Total Assets	$598,034	$959,816
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$15,800	$39,343
Fair value of commodity derivatives	4,248	6,644
Accrued capital costs	5,436	17,889
Accrued interest	1,257	1,397
Current lease liability	5,972	6,707
Undistributed oil and gas revenues	5,916	9,166
Total Current Liabilities	38,629	81,146
Long-Term Debt, Net	464,390	472,900
Non-Current Lease Liability	1,778	2,813
Deferred Tax Liabilities	—	1,582
Asset Retirement Obligations	4,312	4,055
Fair Value of Long-Term Commodity Derivatives	2,412	1,613
Other Long-Term Liabilities	162	—
Commitments and Contingencies
Stockholders' Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 12,049,810 and 11,895,032 shares issued, respectively, and 11,933,684 and 11,806,679 shares outstanding, respectively	120	119
Additional paid-in capital	295,479	292,916
Treasury stock, held at cost, 116,126 and 88,353 shares, respectively	(2,368)	(2,282)
(Accumulated deficit) Retained earnings	(206,880)	104,954
Total Stockholders’ Equity	86,351	395,707
Total Liabilities and Stockholders’ Equity	$598,034	$959,816

Condensed Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiaries (in thousands, except per-share amounts)

	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019
Revenues:
Oil and gas sales	$24,846	$74,703

Operating Expenses:
General and administrative, net	6,180	6,624
Depreciation, depletion, and amortization	13,716	24,029
Accretion of asset retirement obligations	88	86
Lease operating costs	5,000	5,035
Workovers	—	(127)
Transportation and gas processing	4,554	6,728
Severance and other taxes	2,037	3,950
Write-down of oil and gas properties	260,342	—
Total Operating Expenses	291,917	46,325

Operating Income (Loss)	(267,071)	28,378

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	(8,458)	24,925
Interest expense, net	(8,026)	(9,306)
Other income (expense), net	(1)	(28)

Income (Loss) Before Income Taxes	(283,556)	43,969

Provision (Benefit) for Income Taxes	22,420	(20,735)

Net Income (Loss)	$(305,976)	$64,704

Per Share Amounts

Basic: Net Income (Loss)	$(25.69)	$5.51

Diluted: Net Income (Loss)	$(25.69)	$5.49

Weighted-Average Shares Outstanding - Basic	11,910	11,746

Weighted-Average Shares Outstanding - Diluted	11,910	11,780

Condensed Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiaries (in thousands, except per-share amounts)

	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Revenues:
Oil and gas sales	$78,222	$146,768

Operating Expenses:
General and administrative, net	12,093	12,900
Depreciation, depletion, and amortization	37,156	45,834
Accretion of asset retirement obligations	173	168
Lease operating costs	10,812	9,567
Workovers	—	519
Transportation and gas processing	11,197	13,135
Severance and other taxes	5,001	7,266
Write-down of oil and gas properties	355,948	—
Total Operating Expenses	432,380	89,389

Operating Income (Loss)	(354,158)	57,379

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	79,829	20,903
Interest expense, net	(16,433)	(18,065)
Other income (expense), net	107	37

Income (Loss) Before Income Taxes	(290,655)	60,254

Provision (Benefit) for Income Taxes	21,179	(20,503)

Net Income (Loss)	$(311,834)	$80,757

Per Share Amounts

Basic: Net Income (Loss)	$(26.28)	$6.89

Diluted: Net Income (Loss)	$(26.28)	$6.85

Weighted-Average Shares Outstanding - Basic	11,868	11,727

Weighted-Average Shares Outstanding - Diluted	11,868	11,786

Condensed Consolidated Statements of Cash Flows (Unaudited)
SilverBow Resources, Inc. and Subsidiaries (in thousands)

	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Cash Flows from Operating Activities:
Net income (loss)	$(311,834)	$80,757
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation, depletion, and amortization	37,156	45,834
Write-down of oil and gas properties	355,948	—
Accretion of asset retirement obligations	173	168
Deferred income taxes	21,087	(20,732)
Share-based compensation	2,437	3,339
(Gain) Loss on derivatives, net	(79,829)	(20,903)
Cash settlement (paid) received on derivatives	67,496	4,381
Settlements of asset retirement obligations	(15)	(47)
Write down of debt issuance cost	459	—
Other	1,814	1,160
Change in operating assets and liabilities
(Increase) decrease in accounts receivable and other current assets	14,293	13,411
Increase (decrease) in accounts payable and accrued liabilities	(10,137)	(6,928)
Increase (decrease) in income taxes payable	92	—
Increase (decrease) in accrued interest	(140)	(180)
Net Cash Provided by (Used in) Operating Activities	99,000	100,260
Cash Flows from Investing Activities:
Additions to property and equipment	(85,594)	(174,138)
Acquisition of oil and gas properties	(3,394)	—
Proceeds from the sale of property and equipment	4,752	(96)
Payments on property sale obligations	(426)	(2,840)
Net Cash Provided by (Used in) Investing Activities	(84,662)	(177,074)
Cash Flows from Financing Activities:
Proceeds from bank borrowings	50,000	227,000
Payments of bank borrowings	(59,000)	(149,000)
Purchase of treasury shares	(86)	(318)
Net Cash Provided by (Used in) Financing Activities	(9,086)	77,682

Net Increase (Decrease) in Cash and Cash Equivalents	5,252	868
Cash and Cash Equivalents at Beginning of Period	1,358	2,465
Cash and Cash Equivalents at End of Period	$6,610	$3,333

Supplemental Disclosures of Cash Flow Information:
Cash paid during period for interest, net of amounts capitalized	$15,006	$17,128
Changes in capital accounts payable and capital accruals	$(28,618)	$(16,521)

Definition of Non-GAAP Measures as Calculated by the Company (Unaudited)

The following non-GAAP measures are presented in addition to financial statements as SilverBow believes these metrics and performance measures are widely used by the investment community, including investors, research analysts and others, to evaluate and useful in comparing investments among upstream oil and gas companies in making investment decisions or recommendations. These measures, as presented, may have differing calculations among companies and investment professionals and may not be directly comparable to the same measures provided by others. A non-GAAP measure should not be considered in isolation or as a substitute for the related GAAP measure or any other measure of a company's financial or operating performance presented in accordance with GAAP. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure or measures is presented below. These measures may not be comparable to similarly titled measures of other companies.

Total Cash Operating Expenses: Total Cash Operating Expenses is calculated as lease operating expenses plus transportation and processing expenses plus production taxes plus cash general and administrative expenses. Cash general and administrative expenses is a non-GAAP measure calculated as net general and administrative costs less share-based compensation

Adjusted EBITDA: Adjusted EBITDA is calculated as net income (loss) plus (less) depreciation, depletion and amortization, accretion of asset retirement obligations, interest expense, impairment of oil and natural gas properties, net losses (gains) on commodity derivative contracts, amounts collected (paid) for commodity derivative contracts held to settlement, income tax expense (benefit); and share-based compensation expense. Adjusted EBITDA excludes certain items that the Company believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDA is also important as it is considered among the financial covenants under SilverBow's First Amended and Restated Senior Secured Revolving Credit Agreement with JPMorgan Chase Bank, National Association, as administrative agent, and certain lenders party thereto (as amended, the “Credit Agreement”), a material source of liquidity for the Company. Please reference the SilverBow's 2019 Form 10-K and second quarter 2020 Form 10-Q for discussion of the Credit Agreement and its covenants.

Adjusted EBITDA for Leverage Ratio: Adjusted EBITDA for Leverage Ratio is calculated as Adjusted EBITDA (defined above) plus amortization of derivative contracts, in accordance with the covenant compliance calculations under the Credit Agreement.

Adjusted EBITDA Margin: Adjusted EBITDA Margin is calculated as Adjusted EBITDA (defined above) divided by oil and gas sales plus amounts collected (paid) for commodity derivative contracts held to settlement.

Free cash flow ("FCF"): Free cash flow is calculated as Adjusted EBITDA (defined above) plus (less) monetized derivative contracts, cash interest expense, capital expenditures and current income tax (expense) benefit.

Net debt: Net debt is calculated as the total principal amount of second lien notes plus borrowings on the Company’s credit facility less cash and cash equivalents.

Reconciliation of Net Income (GAAP) to Adjusted EBITDA to Free Cash Flow (Non-GAAP) (Unaudited)

SilverBow presents Adjusted EBITDA attributable to common stockholders and Adjusted EBITDA Margin in addition to reported net income (loss) in accordance with GAAP. Both metrics are non-GAAP measures that are used by SilverBow's management and by external users of the Company's financial statements, such as investors, commercial banks and others, to assess SilverBow's operating performance as compared to that of other companies, without regard to financing methods, capital structure or historical cost basis. It is also used to assess the Company's ability to incur and service debt and fund capital expenditures.

SilverBow defines Adjusted EBITDA as net income (loss):

Plus (Less):
•Depreciation, depletion and amortization;
•Accretion of asset retirement obligations;
•Interest expense;
•Impairment of oil and natural gas properties;
•Net losses (gains) on commodity derivative contracts;
•Amounts collected (paid) for commodity derivative contracts held to settlement;
•Income tax expense (benefit); and
•Share-based compensation expense

Adjusted EBITDA for Leverage Ratio is defined as Adjusted EBITDA plus amortization of derivative contracts.

SilverBow defines Free Cash Flow as Adjusted EBITDA:

Plus (Less):
•Monetized derivative contracts
•Cash interest expense, net;
•Capital expenditures; and
•Current income tax (expense) benefit

SilverBow defines Adjusted EBITDA Margin as Adjusted EBITDA divided by the sum of oil and gas sales and derivative cash settlements collected or paid. The Company's Adjusted EBITDA and Adjusted EBITDA Margin should not be considered alternatives to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. SilverBow's Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA and Adjusted EBITDA Margin in the same manner.

Calculation of Adjusted EBITDA, Free Cash Flow and Adjusted EBITDA Margin (Unaudited)
SilverBow Resources, Inc. and Subsidiaries (in thousands, except share amounts)

The below tables provide the calculation of Adjusted EBITDA, Free Cash Flow and Adjusted EBITDA Margin for the following periods (in thousands).

	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019
Net Income (Loss)	$(305,976)	$64,704
Plus:
Depreciation, depletion and amortization	13,716	24,029
Accretion of asset retirement obligations	88	86
Interest expense	8,026	9,306
Impairment of oil and gas properties	260,342	—
Derivative (gain)/loss	8,458	(24,925)
Derivative cash settlements collected/(paid) (1)	17,731	4,319
Income tax expense/(benefit)	22,420	(20,735)
Share-based compensation expense	1,176	1,648
Adjusted EBITDA	$25,981	$58,432
Plus:
Cash interest expense, net	(6,959)	(8,825)
Capital expenditures(2)	(4,804)	(69,640)
Current income tax (expense)/benefit	(268)	21,033
Free Cash Flow	$13,950	$1,000
Adjusted EBITDA Margin	61%	74%

Adjusted EBITDA	$25,981	$58,432
Amortization of derivative contracts	6,737	—
Adjusted EBITDA for Leverage Ratio (3)	$32,718	$58,432
(1) Includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.
(2) Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs.
(3) Adjusted EBITDA includes $6.7 million of proceeds from the amortization of previously unwound derivative contracts for the second quarter of 2020. Adjusted EBITDA for Leverage Ratio for the twelve months ended June 30, 2020 is $199.2 million.

Production Volumes & Pricing (Unaudited)
SilverBow Resources, Inc. and Subsidiaries

	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019
Production volumes:
Oil (MBbl) (1)	221	405
Natural gas (MMcf)	10,624	16,409
Natural gas liquids (MBbl) (1)	156	424
Total (MMcfe)	12,884	21,385

Oil, natural gas and natural gas liquids sales (in thousands):
Oil	$5,265	$24,940
Natural gas	18,103	43,597
Natural gas liquids	1,478	6,166
Total	$24,846	$74,703

Average realized price:
Oil (per Bbl)	$23.82	$61.60
Natural gas (per Mcf)	1.70	2.66
Natural gas liquids (per Bbl)	9.49	14.53
Average per Mcfe	$1.93	$3.49

Price impact of cash-settled derivatives:
Oil (per Bbl)	$49.52	$(0.01)
Natural gas (per Mcf)	0.64	0.17
Natural gas liquids (per Bbl)	—	3.78
Average per Mcfe	$1.38	$0.20

Average realized price including impact of cash-settled derivatives:
Oil (per Bbl)	$73.34	$61.59
Natural gas (per Mcf)	2.34	2.83
Natural gas liquids (per Bbl)	9.49	18.31
Average per Mcfe	$3.31	$3.69

(1) Oil and NGLs are converted at the rate of one barrel to six Mcfe. MBbl refers to one thousand barrels.

Third Quarter 2020 & Full Year 2020 Guidance

Guidance
	3Q 2020	FY 2020
Production Volumes:
Oil (Bbls/d)	5,150 - 5,350	4,150 - 4,450
Natural Gas (MMcf/d)	125 - 130	135 - 140
NGLs (Bbls/d)	2,900 - 3,000	2,700 - 2,800
Total Reported Production (MMcfe/d)	173 - 180	176 - 184
% Gas	72%	76%

Product Pricing:
Crude Oil NYMEX Differential ($/Bbl)	($5.50) - ($1.50)	N/A
Natural Gas NYMEX Differential ($/Mcf)	($0.05) - ($0.01)	N/A
Natural Gas Liquids (% of WTI)	29% - 35%	N/A